Exhibit 99.5

FORM OF LETTER TO CLIENTS OF BROKERS AND OTHER NOMINEE HOLDERS

HEAT BIOLOGICS, INC.

Subscription Rights to Purchase Shares of Common Stock of Heat Biologics, Inc.

[•], 2017

To Our Clients:

Enclosed for your consideration are materials relating to the rights offering by Heat Biologics, Inc., a Delaware corporation (the “Company”), to all holders of record (the “Stockholders”) of the Company’s common stock, par value $0.0002 per share (the “Common Stock”), and to all holders of record (the “Warrantholders,” and together with the Stockholders, the “Holders”) of the Company’s warrants (the “Warrants”), at 5:00 p.m., New York City time, on [•], 2017 (the “Record Date”), in connection with the rights offering by the Company, pursuant to which the Company is distributing non-transferable subscription rights (the “Rights”) to the Holders. The Rights and Common Stock are described in the Company’s prospectus, dated [•], 2017, a copy of which accompanies this letter (the “Prospectus”).

YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, TOGETHER WITH ANY RELATED DOCUMENTS THE COMPANY PROVIDES TO YOU, BEFORE MAKING A DECISION TO EXERCISE YOUR RIGHTS TO PURCHASE SHARES OF COMMON STOCK.

Pursuant to the terms of the rights offering, the Rights may only be exercised for a maximum of [•] shares, or $7,000,000 of subscription proceeds.

The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on [•], 2017, unless the Company extends the rights offering period as set forth in the Prospectus (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock owned and for each share of Common Stock into which the Warrants held by you were exercisable, as applicable, at the time of the Record Date. Each Right will entitle you to purchase one share of Common Stock at a subscription price of $[•] per full share, subject to proration as described in the Prospectus (the “Basic Subscription Privilege”). If any shares of Common Stock available for purchase in the rights offering are not purchased by other holders of Rights pursuant to the exercise of their Basic Subscription Privilege (the “Excess Shares”), and to the extent you exercise your Basic Subscription Privilege in full, then you may subscribe for a number of Excess Shares pursuant to the terms and conditions of the rights offering, subject to availability and proration as described in the Prospectus (the “Over-Subscription Privilege”).

The Rights will be evidenced by a non-transferable Rights certificate(s) (the “Rights Certificate”) and will cease to have any value at the Expiration Time.

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THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form attached as Annex A to this letter.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf. Once you have exercised your Rights, such exercise may not be revoked. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., Inc., the information agent for the offering, at (866) 796-1290 (toll free) or htbx@dfking.com. Any questions or requests for assistance concerning the rights offering should be directed to the information agent.

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ANNEX A